Exhibit 99.1

Valassis Reports Record Revenues of $1.131 Billion for The Year, up 8.3%

          LIVONIA, Mich., Feb. 16 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the fourth quarter and year ended Dec. 31, 2005. Fourth-quarter revenues were up 2.3% from the fourth quarter of 2004 to record quarterly revenues of $309.2 million. Earnings prior to a $4.5 million (net of tax) non-recurring restructuring charge taken in the fourth quarter were $24.8 million, or $0.52 in earnings per share (EPS). Fourth-quarter net earnings were $20.3 million, or $0.42 in EPS, after the non-recurring restructuring charge. Full-year revenues were up 8.3% to $1,131.0 million. Without the restructuring charge, earnings for the year would have been $99.9 million, or $1.99 in EPS, within the previously published EPS guidance range of $1.96 to $2.08. Reported annual net earnings were $95.4 million, or $1.90 in EPS.

           “In 2005, we grew revenue in every product segment. Our diversified products and services and our broadened customer base enabled Valassis to deliver record revenues,” said Alan F. Schultz, Chairman, President and CEO. “I am especially proud of our accomplishments in our Neighborhood Targeted business segment where our revenues grew 23% during 2005. For 2006, we have repositioned the company to be leaner and more efficient.”

          Quarterly Highlights

--	Sold 118 integrated solutions, campaigns utilizing three or more Valassis products synergistically, in 2005, compared to 65 in 2004 and 20 in 2003.

--	Drove continued success in the Neighborhood Targeted product segment in the fourth quarter, representing the sixth consecutive quarter of double-digit revenue growth.

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Recognized by FORTUNE magazine as one of the “100 Best Companies to Work For” for the ninth consecutive year. FORTUNE magazine evaluates companies on factors such as leadership credibility, fairness, employee satisfaction and camaraderie.

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Ranked among “The 50 Best Companies to Sell For” by Selling Power magazine. Selling Power judged companies across a broad range of industries against criteria such as product knowledge, selling skills, training opportunities, turnover and promotions.

--	Continued to test products internationally. In addition to expanding the Coupons & Mehr product in Germany, the company began testing the new Vales y Mucho Mas product in Spain.

--	Implemented a plan to reduce Selling, General and Administrative (SG&A) costs across all business lines.

--	Promotion Watch, Inc., a Valassis subsidiary, received the “Brand Guardian” award for its promotion controls and security services provided to McDonald’s Corp.

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Launched ZIP+4, a targeting capability for direct mail that provides customers with an effective means for identifying and reaching high opportunity consumers when used in conjunction with Valassis integrated solutions.

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Passed the SAS 70 (Statement on Auditing Standards No. 70) Type II examination for financial controls within NCH Marketing Services, Inc.’s clearing operations to assist its U.S. customers in their controls evaluation.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended, Dec. 31					Twelve Months Ended, Dec. 31

	2005		2004		% Change	2005		2004		% Change

Total Revenues	$309.2		$302.3		2.3%	$1,131.0		$1,044.1		8.3%
Earnings Prior to Non-recurring Items	$24.8		$25.0		-0.8%	$99.9		$98.9		1.0%
Non-recurring Items	$-4.5	(1)	$1.8	(2)	n/a	$-4.5	(1)	$1.8	(2)	n/a
Net Earnings	$20.3		$26.8		-24.3%	$95.4		$100.7		-5.3%
EPS, diluted	$0.42		$0.52		-19.2%	$1.90		$1.93		-1.6%
EPS, diluted, adjusted for pro forma effect of stock option expense(3)	$0.17		$0.47		-63.8%	$1.53		$1.74		-12.1%
EPS, Prior to Non-recurring Items, diluted(4)	$0.52		$0.48		8.3%	$1.99		$1.89		5.3%

(1)	A $4.5 million restructuring charge, net of tax, was incurred in the fourth quarter of 2005 related to headcount reductions and associated costs as further described below under “SG&A expense.”

(2)

A $4.1 million insurance gain, net of tax, was realized due to the settlement of a property claim related to a fire at the Corby, England facility, partially offset by a $2.3 million, net of tax, write-off of a cost-basis Internet investment.

(3)

Provided for comparative purposes. The company will record stock option expense in accordance with SFAS 123R beginning Jan. 1, 2006. The figures provided for the fourth quarter of 2005 and the full year of 2005 includes the effect of the acceleration of vesting for all out-of-the-money unvested stock options outstanding as of Dec. 31, 2005.

(4)

EPS, prior to non-recurring items, is considered by management to be  a better indicator of the company’s performance and is consistent  with the information used to develop the earnings guidance shared  with investors.

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Annual revenues were up 8.3% driven by growth in all business segments,  with substantial growth in the Neighborhood Targeted and Run of Press  (ROP) business segments. Fourth-quarter revenues were up 2.3% over the  prior year fourth quarter.

--	Net interest expense was $1.7 million for the quarter and $7.4 million for the year.

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SG&A expense was up 7.6% to $40.9 million for the fourth quarter and up  7.4% to $143.3 million for the year due to $6.9 million in  restructuring charges related to the full integration of the components  of our Household Targeted business segment resulting in the elimination  of PreVision as a stand-alone entity, right-sizing of the coupon-  clearing operations primarily in Europe and other efficiency-related  headcount reductions. Without these restructuring charges, SG&A expense  would have been down 10.5% for the fourth quarter and up 2.2% for the  year.

--	Cash and auction-rate securities at the end of the year were $136.4 million.

--	The company’s debt position, net of cash and auction-rate securities, was $137.8 million as of Dec. 31, 2005.

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The company repurchased 764,000 shares of its stock during the fourth  quarter of 2005, bringing the total share repurchase for the year to  4,584,858 shares, compared to 1,870,517 shares for the full year of  2004. The company has 6,229,125 of remaining shares as of Dec. 31, 2005  under its current share repurchase authorizations.

          Business Segment Discussion

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Market Delivered Free-standing Insert (FSI): Co-op free-standing insert  (FSI) revenues for the fourth quarter were $124.4 million, up 6.2% due  to industry unit growth and an increase in market share. Co-op FSI  pricing was up slightly for the quarter. FSI revenues for the year were  $504.5 million, up 2.2%. Management noted that unit growth in the co-op  FSI industry was in the mid-single digits for the year, offsetting the  slight reduction in co-op FSI pricing. FSI cost of goods sold was up  slightly for the fourth quarter and for the year on a cost per thousand  (CPM) basis due to increased paper costs.

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Market Delivered Run of Press (ROP): ROP revenues, generated from the  brokering of advertising space on behalf of newspapers, were down in  the fourth quarter from $44.0 million to $35.3 million year over year.  Revenues were up 7.3% for the year to $122.5 million. Segment  profitability increased 16.2% over 2004, exceeding management’s expectations.

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Neighborhood Targeted Products (Cluster Targeted): Neighborhood  Targeted product revenues increased 12.4% for the quarter to $104.8  million, and ended the year up 23.2% at $339.0 million. The increase in  revenues was primarily attributed to growth in preprints from the  retail, food service and manufacturer customer verticals. “We are  having success in selling solutions to customers who demand an  effective and efficient means of targeting, as well as the delivery of  positive top-line results and return on their investment,” said Rob  Mason, National Vice President of Retail & Services Sales.

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Household Targeted Products (1 to 1): Household Targeted product  revenues decreased 21.6% for the quarter to $14.9 million due to a  decrease in direct-mail pieces distributed. Full-year revenues were  $63.2 million, up 2.3% from the prior year.

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International & Services: International & Services revenues are  comprised of NCH Marketing Services (NCH), Valassis Canada and  Promotion Watch. International & Services reported revenues of $29.9  million for the fourth quarter, up 2.7%. International & Services  reported revenues for the year of $101.8 million, up 2.7%.

          Outlook

          In its Oct. 20, 2005 third-quarter earnings release, the company provided the following full-year EPS guidance for 2006. For the full-year 2006, the company expects earnings per share (EPS) to be between $1.95 and $2.15 after the expensing of stock options in accordance with SFAS 123R. Capital expenditures will be approximately $20 million in 2006.

          Management is providing the following quarterly EPS projections for 2006:

Quarter	Projected EPS Range

1	$0.38 - $0.44
2	$0.49 - $0.55
3	$0.52 - $0.58
4	$0.54 - $0.60

          Conference Call Information

          Valassis will hold an investor call today to discuss its fourth-quarter results at 11 a.m. (EST). The call-in number is (800) 218-0204. The call will simulcast on the company’s Web site, at http://www.valassis.com, and replay through March 1, 2006 at (800) 405-2236, pass code 11040294. This earnings release and the Webcast will be archived on the company’s Web site under “Investor.”

          About Valassis

          Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine’s “Best Companies to Work For” for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Inc., Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

          Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

	Dec. 31, 2005	Dec. 31, 2004

Assets
Current assets:
Cash and cash equivalents	$64,320	$85,214
Auction-rate securities	72,031	102,866
Accounts receivable	273,863	264,924
Inventories	25,235	27,616
Deferred income taxes	2,573	1,641
Other	12,894	18,922
Total current assets	450,916	501,183
Property, plant and equipment, at cost	247,765	227,765
Less accumulated depreciation	(139,618)	(134,276)
Net property, plant and equipment	108,147	93,489
Intangible assets	208,689	208,922
Less accumulated amortization	(74,724)	(74,125)
Net intangible assets	133,965	134,797
Investments and advances to investees	614	283
Deferred income taxes	—	2,412
Other assets	4,041	5,801
Total assets	$697,683	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

	Dec. 31, 2005	Dec. 31, 2004

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$14,260	$—
Accounts payable and accruals	264,877	283,589
Progress billings	44,314	31,806
Total current liabilities	323,451	315,395
Long-term debt	259,896	273,703
Other liabilities	8,090	8,361
Deferred income taxes	2,721	—
Stockholders’ equity:
Common stock	632	631
Additional paid-in capital	38,177	25,996
Retained earnings	586,927	491,531
Treasury stock	(523,600)	(381,437)
Accumulated other comprehensive gain	1,389	3,785
Total stockholders’ equity	103,525	140,506
Total liabilities and stockholders’ equity	$697,683	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Dec. 31, 2005	Quarter Ended Dec. 31, 2004	% Change

Revenue	$309,247	$302,298	+ 2.3%
Costs and expenses:
Costs of products sold	237,503	224,665	+ 5.7%
Selling, general and administrative and amortization	40,903	38,011	+ 7.6%
Write-off of investment	—	3,553
Total costs and expenses	278,406	266,229	+ 4.6%
Earnings from operations	30,841	36,069	- 14.5%
Other expenses and income:
Interest expense	2,757	2,772	- 0.5%
Other (income) and expenses	(1,698)	(7,838)	- 78.3%
Total other expenses and (income)	1,059	(5,066)	- 120.9%
Earnings before income taxes	29,782	41,135	- 27.6%
Income taxes	9,456	14,286	- 33.8%
Net earnings	$20,326	$26,849	- 24.3%
Net earnings per common share, diluted	$0.42	$0.52	- 19.2%
Weighted average shares outstanding, diluted	48,145	51,853	- 7.2%
Supplementary Data
Amortization	$139	$139
Depreciation	4,092	4,579
Capital expenditures	2,665	8,574

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	12 Months Ended Dec. 31, 2005	12 Months Ended Dec. 31, 2004	% Change

Revenue	$1,131,043	$1,044,069	+ 8.3%
Costs and expenses:
Costs of products sold	836,331	748,075	+ 11.8%
Selling, general and administrative and amortization	143,255	133,374	+ 7.4%
Write-off of investment	—	3,553
Total costs and expenses	979,586	885,002	+ 10.7%
Earnings from operations	151,457	159,067	- 4.8%
Other expenses and income:
Interest expense	10,927	11,362	- 3.8%
Other (income) and expenses	(5,695)	(9,100)	- 37.4%
Total other expenses and (income)	5,232	2,262	+ 131.3%
Earnings before income taxes	146,225	156,805	- 6.7%
Income taxes	50,829	56,058	- 9.3%
Net earnings	$95,396	$100,747	- 5.3%
Net earnings per common share, diluted	$1.90	$1.93	- 1.6%
Weighted average shares outstanding, diluted	50,183	52,214	- 3.9%
Supplementary Data
Amortization	$599	$297
Depreciation	15,375	15,224
Capital expenditures	24,666	18,941

SOURCE  Valassis
           -0-                                                       02/16/2006
           /CONTACT:  Sherry Lauderback, of Valassis, +1-734-591-7374, Fax: +1-734-591-4503, lauderbacks@valassis.com /
           /Web site:  http://www.valassis.com /